As amended
effective January 1, 2017

NORTHWEST NATURAL GAS COMPANY
EXECUTIVE ANNUAL INCENTIVE PLAN

This amended Executive Annual Incentive Plan (the “Plan”) is executed by Northwest Natural Gas Company, an Oregon corporation (the “Company”), effective January 1, 2017.

PURPOSE OF PLAN

The success of the Company is dependent upon its ability to attract and retain the services of key executives of the highest competence and to provide incentives for superior performance. The purpose of the plan is to advance the interests of the Company and its shareholders through an incentive compensation program that will attract and retain key executives and motivate them to achieve performance goals.

PROGRAM TERM

This Plan is an annual incentive plan and each new calendar year commences a new Program Term. Each Program Term will begin on January 1 and conclude on December 31.

PARTICIPATION

All executive officers of the company and any other highly compensated employees as designated by the Company’s Organization and Executive Compensation Committee (the “Committee”) are eligible to receive awards (“Awards”) under the Executive Annual Incentive Plan.

At the beginning of each Program Term, the Committee shall determine eligibility for Awards and establish for each participant, the target incentive level as a percentage of year-end annualized based salary (“Target Award”). This information will be set forth in Exhibit I of the Plan document for the Program Term. Each such participating employee shall be referred to as a “Participant.”

To be eligible for payout of an Award the Participant must have a minimum of three months of service during the Program Term. If the Participant is a new employee or is newly eligible to participate in the Plan, that Participant must be in an eligible position on or before September 30 of the Program Term and will receive a prorated Award. In addition, the Participant must be employed on December 31 of the Program Term to be eligible for payout of the Award for the Program Term unless the Participant is eligible for a prorated Award as provided in the next sentence. Eligibility for a prorated Award occurs when a Participant has three or more months of participation in the Program Term but the Participant’s employment is terminated prior to December 31 of the Program Term due to one of the following: Retirement (unless such Retirement results from a termination of the Participant’s employment by the Company for Cause), disability and death. Prorated Awards will be determined by prorating the Participant’s final Award by the number of days employed during the Program Term.

“Retirement” shall mean termination of employment after Participant is (a) age 62 with at least five years of service as an employee of the Company, or (b) age 55 with age plus years of service (including fractions) as an employee of the Company totaling at least 70.

“Cause” shall mean (a) the willful and continued failure by a Participant to perform substantially the Participant’s assigned duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance is delivered to the Participant by the Company which specifically identifies the manner in which the Participant has not substantially performed such duties, (b) willful commission by a Participant of an act of fraud or dishonesty resulting in economic or financial injury to the Company, (c) willful misconduct by a Participant that substantially impairs the Company’s business or reputation, or (d) willful gross negligence by a Participant in the performance of his or her duties.

In the event of a change in job position during the Program Term, the Committee may, in its discretion, increase or decrease the amount of a Participant’s Award to reflect such change.

INCENTIVE FORMULA

The formula for calculating Awards for each Program Term is as follows:

Target Award	X	Company Performance Factor (CPF)	X	CPF Factor Weight	+	Priority/Individual Performance Factor (IPF)	X	P/IPF Factor Weight	= Participant Award

COMPANY PERFORMANCE FACTOR

The Company performance goals in the Plan are intended to align the interest of Participants with those of the shareholders. The goals and the formula for determining the Company Performance Factor will be established by the Committee at the start of each Program Term and set forth as Exhibit II. After the goals and formula are established for a Program Term, the Committee retains discretion to modify the goals and formula, including by adjusting the calculation of any financial or other goal to eliminate the effects of significant extraordinary, non-recurring or unplanned items such as changes in law or accounting principles.

PRIORITY/INDIVIDUAL PERFORMANCE FACTOR

The P/IPF weight used in calculating the Priority/Individual Performance Factor will be established for each Participant by the Committee at the beginning of the Program Term and set forth as part of Exhibit I. Also included in Exhibit I will be the CPF Factor Weight for the Company Performance Factor. Priority/Individual goals for each Participant will be established at the beginning of each Program Term and performance against these goals will be assessed by the Participant’s superior and approved by the C.E.O. at the end of the Program Term. This assessment will result in a rating on a scale of 0% to 150%. This rating is called the Priority/Individual Performance Factor. The Participant will not receive a payout under the Priority/Individual Performance component of an Award if the Priority/Individual Performance Factor is less than 50%.

ADMINISTRATION

Award payouts will be calculated and paid no later than the March 15 following the end of the Program Term. Award payouts are subject to tax withholding unless the Participant made a prior election to defer the Award payout under the terms of the Deferred Compensation Plan for Directors and Executives (“DCP”).

All Award payouts shall be audited by the Internal Audit department and approved by the Committee prior to payment.

The Plan shall be administered by the Committee. The Committee shall have the exclusive authority and responsibility for all matters in connection with the operation and administration of the Plan. Decisions by the Committee shall be final and binding upon all parties affected by the Plan, including the beneficiaries of Participants.

The Committee may rely on information and recommendations provided by management. The Committee may delegate to management the responsibility for decisions that it may make or actions that it may take under the terms of the Plan, subject to the Committee’s reserved right to review such decisions or actions and modify them when necessary or appropriate under the circumstances. The Committee shall not allow any employee to obtain control over decisions or actions that affect that employee’s Plan benefits.

RECOUPMENT ON EARNINGS RESTATEMENT

If at any time before a Change in Control and within three years after the payout of Awards for a Program Term, the Company’s financial statements for that Program Term are the subject of a restatement due to the Misconduct of any person, each Participant who received an Award payout for that Program Term (whether or not such Participant was personally involved in such Misconduct) shall repay to the Company the Excess Bonus Compensation (as defined below). For purposes of the Plan, “Excess Bonus Compensation” for any Participant means the positive difference, if any, between (i) the Participant’s Award payout as originally calculated, and (ii) the Participant’s Award payout as recalculated with the results for Company performance goals being based on the Company’s financial statements as restated. Excess Bonus Compensation shall not include any amounts in respect of any individual performance goals or in respect of Company performance goals that are not measured in whole or in part on financial results reported in the Company’s financial statements. The Committee may, in its sole discretion, reduce the amount of Excess Bonus Compensation to be repaid by any Participant to take into account the tax consequences of such repayment for the Participant.

If any portion of an Award payout was deferred under the DCP, any Excess Bonus Compensation to be repaid with respect to that Award shall first be recovered by canceling all or a portion of the amount so deferred under the DCP and any interest credited under the DCP with respect to such cancelled amount. The Company may seek direct repayment from the Participant of any Excess Bonus Compensation not so recovered and may, to the extent permitted by applicable law, offset such Excess Bonus Compensation against any compensation or other amounts owed by the Company to the Participant. In particular, Excess Bonus Compensation may be recovered by offset against the after-tax proceeds of deferred compensation payouts under the DCP, the Company’s Executive Supplemental Retirement Income Plan or the Company’s Supplemental Executive Retirement Plan at the times such deferred compensation payouts occur under the terms of those plans. Excess Bonus Compensation that remains unpaid for more than 60 days after demand by the Company shall accrue interest at the rate used from time to time for crediting interest under the DCP.

“Misconduct” shall mean (a) willful commission by any person of an act of fraud or dishonesty or (b) willful gross negligence by any person in the performance of his or her duties.
“Change in Control” of the Company shall mean the occurrence of any of the following events:
(a)    The consummation of:
(i)    any consolidation, merger or plan of share exchange involving the Company (a “Merger”) as a result of which the holders of outstanding securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving corporation or a parent corporation of the surviving corporation immediately after the Merger, disregarding any Voting Securities issued to or retained by such holders in respect of securities of any other party to the Merger; or
(ii)    any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company;
(b)    At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Company’s Board of Directors (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office; or
(c)    Any person (as such term is used in Section 14(d) of the Securities Exchange Act of 1934, other than the Company or any employee benefit plan sponsored by the Company) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d‑3 under the Securities Exchange Act of 1934), directly or indirectly, of Voting Securities representing twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities.
AMENDMENTS AND TERMINATION

The Board has the power to terminate this Plan at any time or to amend this Plan at any time and in any manner that it may deem advisable.

IN WITNESS WHEREOF this Plan was duly amended on the 23rd day of February 2017, effective January 1, 2017.

NORTHWEST NATURAL GAS COMPANY

By: /s/    David H. Anderson
David H. Anderson
President and Chief Executive Officer

Exhibit I
Effective January 1, 2017

Participants, Target Awards and Individual Performance
Program Term: January 1, 2017 - December 31, 2017

Exhibit II

Company Performance Factor
Program Term: January 1, 2017 - December 31, 2017

Company Performance Factor Formula:

Net Income Component	X 50%	+	Operations Component	X 20%	=	Company Performance Factor

Net Income Component:

The Net Income (NI) Component will be determined using the formula in Note 1 below. The table shows values rounded.

2017 NI Results	EPS Performance Component
0%
100%
150%

Notes on NI Component:

1)	Values between those shown above will be interpolated using the formula shown below:
Regression Interpolation Line for NI between $___ and $___ is y = _x - _ where x is the NI results for the year.

2)	Final NI Number will be rounded to two places to the right of the decimal. This will be the same number as reported to shareholders before any approved exceptions.

Operations Component:

The Operations Component (previously called Expanded Key Goals which aligns with BU and NBU incentive goals) for 2017 will be determined using the following formula and table:

Sum of	Goal Performance Rating	X	Goal Weight	=	Oper. Component Factor(1)

2017 Operational Goals

Goals	Goal Performance Rating	Goal Weight
Customer Satisfaction (Overall)	Cust.Sat. Rating % 0% % 100% % 200%	16.667%
Customer Satisfaction (Employee/Customer Interaction)	Cust.Sat. Rating % 0% % 100% % 200%	16.667%
Market Share & Growth (Total New Meter Sets)	Total New Rating Meter Sets 0% 100% 200%	16.667%
Manage Costs in Serving Customers (O&M Expense Per Customer)	Expense Per Rating $ 0% $ 100% $ 200%	16.667%
Health and Safety-Damages (Damages: % of calls w/ response less than 60 minutes)	% Call Rsp Rating % 0% % 100% % 200%	16.667%
Health and Safety-Odor Resp. (% Calls w/response time less than 60 minutes)	% Call Rsp Rating % 0% % 100% % 200%	16.667%
		100%

Notes on Operations Goals:

1)	Goal ratings will be interpolated between amounts shown.

2)	The Goal Performance Rating for each goal is limited to 200%.

3)	The Operations Component is limited to 200% and the aggregate performance from this component for use in the EAIP is limited to 150%.

Final Notes on Company Performance Factor and General:

1)	Final EAIP Participant Awards to participants will be rounded up to the nearest $1,000.

2)
Final NI results for 2017 will be adjusted to neutralize the impact from any one-time earnings charges due to regulatory disallowances; gain/loss on disposition of a business; impairment of a business; __.